UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
April 20, 2006
Date of Report (Date of earliest event reported)
Matria Healthcare, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-20619	20-2091331

(Commission File Number)	(IRS Employer Identification No.)

1850 Parkway Place, Marietta, GA	30067

(Address of Principal Executive Offices)	(Zip Code)
770-767-4500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     *      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     *      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     *      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     *      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 26, 2006, the Company entered into change-in-control severance agreements with each of Parker H. Petit, Richard M. Hassett, M.D., Jeffrey L. Hinton, Yvonne V. Scoggins and Roberta L. McCaw. The agreements provide for compensation to the executive in the event the executive’s employment with the Company is terminated following the consummation of a “change-in-control” for reasons other than the executive’s death, disability or for “Cause” (as defined in the executives’ respective agreements), or if the executive voluntarily terminates employment for “Good Reason” (as defined in the executives’ respective agreements). The compensation payable under the agreements is a lump sum severance payment equal to a multiple of the executive’s annual base salary, targeted base bonus and car allowance as of the date of the change-in-control. The multiple applicable to Mr. Petit and Ms. Scoggins is three. The multiple applicable to Dr. Hassett, Mr. Hinton and Ms. McCaw is two. In addition, following termination of employment, the executives are entitled to receive for a period of three years in the case of Mr. Petit and Ms. Scoggins and, two years in the case of Dr. Hassett, Mr. Hinton and Ms. McCaw, life and health insurance coverage, and certain other fringe benefits equivalent to those in effect at the date of termination and will be entitled to receive additional amounts, if any, relating to any excise taxes imposed on the executive as a result of Section 280(g) of the Internal Revenue Code of 1986, as amended (the “Code”). The agreements require the executive to comply with certain covenants that preclude the executive from competing with the Company or soliciting customers or employees of the Company for a period following termination of employment equal to the period for which fringe benefits are continued under the applicable agreement. The agreements expire three years after a change in control of the Company or any successor to the Company. In the case of Mr. Petit, Dr. Hassett, Ms. Scoggins and Ms. McCaw, these agreements replaced the agreements previously entered into with these executive officers.
     On April 26, 2006, the Company also entered into non-change-in-control severance agreements with each of Mr. Petit, Dr. Hassett, Mr. Hinton, Ms. Scoggins and Ms. McCaw. The severance agreements provide for a lump sum severance payment to the executive in the event that his or her employment is involuntarily terminated prior to a change-in-control for reasons other than death, disability or “Cause” (as defined in the executives’ respective agreements), or if the executive voluntarily terminates employment for “Good Reason” (as defined in the executives’ respective agreements) . In the case of Ms. Scoggins, the severance payment is an amount equal to two times her annual base salary, targeted base bonus and car allowance as of April 27, 2002. In the case of Mr. Petit, Dr. Hassett, and Ms. McCaw, the severance payment is equal to two, one and one times their annual base salary, targeted base bonus and car allowance at the time of termination of employment, respectively. In the case of Mr. Hinton, the severance payment is equal to one times his annual base salary and car allowance at the time of termination of employment. In addition, in circumstances in which the executive is entitled to a severance payment, he or she also is entitled to receive, for a period of years after the date of termination equal to the period of years over which severance is paid, life and health insurance coverage, and certain other fringe benefits equivalent to those in effect at the date of termination of employment. The agreement requires the executive to comply with certain covenants that preclude him or her from competing with the Company or soliciting customers or employees of the Company for a period following termination of employment equal to the period for which fringe benefits are continued. In the case of Mr. Petit, Dr. Hassett, Ms. Scoggins and Ms. McCaw, these agreements replaced the agreements previously entered into with these executive officers.
     This Report on Form 8-K is also being filed to file the Company’s form of restricted stock agreement pursuant to which restricted stock awards will be granted to the Company’s executive officers under the Company’s Long-Term Stock Incentive Plan. A copy of such form is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     At a meeting held on April 20, 2006, the Company’s Corporate Governance and Nominating Committee adopted a proposal establishing the position of Director Emeritus for directors that meet certain qualifications. Under the proposal, each director leaving the Board for any reason who has reached at least 80 years of age or who has served on the Board for at least 5 years may, upon resolution of the Board of Directors, be designated a Director Emeritus for up to two years after leaving the Board. Directors Emeritus will be paid a quarterly retainer of $2,500 to act in an advisory capacity to the Board of Directors and will not be entitled to vote on any matter.
     On April 20, 2006, Frederick E. Cooper, Morris S. Weeden and Frederick P. Zuspan, M.D. announced that they would retire as directors of the Company effective as of the 2006 Annual Meeting of Shareholders, which will be held on May 31, 2006. Upon resolution of the Board of Directors, Dr. Zuspan will be designated as Director Emeritus in accordance with the proposal described above. The nominees to fill the vacancies created by these departures will be named in the Company’s proxy statement for the 2006 Annual Meeting, which is expected to be mailed to the Company’s shareholders this week.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
     The following exhibit is filed herewith:
     10.1      Form of Restricted Stock Agreement to be issued under the Long-Term Stock Incentive Plan

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matria Healthcare, Inc.

	By:	/s/ Parker H. Petit

Parker H. Petit Chairman and Chief Executive Officer

Dated: April 26, 2006

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

10.1	Form of Restricted Stock Agreement to be issued under the Long-Term Stock Incentive Plan